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EX-99.B10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 20/Amendment No. 154 to Registration Statement No. 333-34741/811-05200 of MetLife Investors Variable Annuity Account One on Form N-4 of our report dated March 31, 2006 relating to the financial statements of MetLife Investors Variable Annuity Account One and our report dated April 25, 2006 (July 20, 2006 as to Note 17) relating to General American Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts, and for embedded derivatives in certain insurance products as required by new accounting guidance which became effective on January 1, 2004 and October 1, 2003, respectively), both appearing in the Statement of Additional Information in Post-Effective Amendment No. 19/Amendment No. 150 to Registration Statement No. 333-34741/811-05200, and to the use in this Registration Statement of our report dated April 19, 2006 (November 3, 2006 as to Note 12) relating to the financial statements of MetLife Investors Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which became effective on January 1, 2004), appearing in the Statement of Additional Information in this Registration Statement, and to the reference to us under the heading "Experts" in such Statements of Additional Information.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
November 3, 2006